Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Anpac Bio-Medical Science Co., Ltd. of our report dated May 16, 2022 with respect to the consolidated financial statements of Anpac Bio-Medical Science Co., Ltd. and subsidiaries included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on May 16, 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Friedman LLP

New York, New York

May 16, 2022